EXHIBIT 99.1
News Release

For Immediate Release April 25, 2007	Contact: Steven E. Wilson Chief Financial Officer (304) 424-8704
United Bankshares, Inc. Releases Preliminary First Quarter 2007 Earnings
          WASHINGTON, DC and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today announced preliminary earnings per diluted share of 59¢ for the first quarter of 2007, which represents a 2% increase from diluted earnings per share of 58¢ for first quarter of 2006.
          United plans to issue its full first quarter earnings press release on May 1, 2007. This quarterly earnings announcement is later than usual due to the additional time needed to analyze the potential early adoption of Statement of Financial Accounting Standards No. 159 (SFAS No. 159), “The Fair Value Option for Financial Assets and Financial Liabilities” issued by the Financial Accounting Standards Board (FASB). SFAS No. 159 generally permits entities to measure selected eligible financial assets and liabilities at fair value at specified election dates. After much analysis and discussion, United has decided not to early adopt the provisions of SFAS No. 159.
          United Bankshares presently has 90 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI.”
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.